Exhibit 99.02

Pazoo Radio Episode 7 With Antonio Del Hierro Now Available On Pazoo.com

Whippany, N.J., January 26, 2015 Pazoo, Inc. (OTCQB Symbol: PZOO) (German WKN#: A1J3DK) is pleased to announce its seventh Pazoo Radio episode is now available for download at www.pazoo.com by clicking on the Pazoo Radio tab on the upper right hand side of the home page. It is entitled Pazoo Radio Episode 7: Healthy Investing; Keeping Cannabis Healthy with Antonio Del Hierro.

David Cunic, CEO of Pazoo, Inc., and co-host Chris Curran of Fractal Recording have a follow-up conversation with Antonio Del Hierro – CEO and President of two marijuana testing companies affiliated with Pazoo, Inc. – MA & Associates, LLC which is a licensed testing laboratory in the State of Nevada (of which Pazoo is the majority stake holder); and Harris Lee LLC (wholly-owned by Pazoo) that is set up to test and certify cannabis products in all other states. Both companies are associates of Steep Hill Halent, the global leader in marijuana analysis space.

Antonio delves into the progress of a new testing lab under construction in Las Vegas, how the testing process works, and the huge potential for Pazoo and its investors, among other topics. Make sure you check out Pazoo Radio Episode 7 on www.pazoo.com and wherever podcasts are available.

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website.www.pazoo.com is a health and wellness online portal with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:

Taylor Capitol, LLC
Phone: 973-351-3868
Email: INVESTOR@PAZOO.COM
SOURCE Pazoo, Inc.
Release Date: January 26, 2015